                                                                     Exhibit 2.1


                           PURCHASE AND SALE AGREEMENT


         THIS AGREEMENT, made as of the 19 day of January, 2004, is by and between OXFORD DEVELOPMENT COMPANY/SOUTHSIDE I, L.P., with an address at One Oxford Centre, Suite 4500, Pittsburgh, PA 15219 ("Seller"), and GEN-NET LEASE INCOME TRUST, INC., a Michigan corporation with an address at 24081 WEST RIVER ROAD, 1ST FLOOR, GROSSE ILE, MICHIGAN 48138 ("Buyer").

         SECTION 1.        SALE OF THE PROPERTY

         1.1 On the terms and conditions contained in this Agreement, Seller agrees to sell and Buyer agrees to purchase that certain tract or parcel of land consisting of a three story building containing approximately 87,178 square feet with 339 secure parking stalls located on - two (2) tracts of land containing approximately 4.493 and .080 acres respectively in Pittsburgh, Pennsylvania (the "Property"). The legal description of the Property is set forth in Exhibit "A" attached hereto and by this reference made a part hereof. At Closing Seller shall deliver the Property to Buyer with all permits required for use and occupancy of the property in accordance with its intended use in place and fully satisfactory to Buyer, the General Services Administration ("GSA") and the Federal Bureau of Investigations ("FBI") (hereinafter collectively "Tenant"). The definition of the Property shall include all appurtenant rights of way, easements, water rights, covenants and appurtenances and all personal property located thereon and used in the operation thereof.

         1.2 The Property shall be subject to a lease to Tenant expiring not earlier than September 30, 2016 ("the Lease") at a gross annual rental of Three Million One Hundred Ninety Thousand Nine Hundred Eighteen Dollars ($3,190,918.00) with a current net operating income ("NOI") of Two Million Three Hundred Ninety-Six Thousand One Hundred Nineteen Dollars ($2,396,119.00). The premises leased to the Tenant shall include the entire Property.

         1.3 All of Seller's right, title and interest in and to any fixtures and items of intangible or tangible personal property attached to the improvements on the Property and owned by Seller are included in the sale and the Property shall be conveyed "as is", except as otherwise provided herein.

         SECTION 2.        PURCHASE PRICE.

         2.1 The purchase price for the Property (the "Purchase Price") shall be

THIRTY MILLION AND NO/DOLLARS ($30,000,000.00) subject to adjustment as set forth in Section 2 hereof, and shall be payable as follow:

                  (a) Two Hundred Thousand and No/00 Dollars ($200,000.00) shall be paid into an account with Lawyers Title Insurance Corporation (the "Title Company") acting through its agent, Pittsburgh Settlement Services ("PSS") Escrow Agent (the "Title Company") on or before the date that is five (5) days after the Effective Date (see Section 16.14 hereof) of this Agreement. Such amount shall be held and released by the Title Company in accordance with the provisions of this Agreement and the escrow provisions attached as EXHIBIT B. Such payments shall be non-refundable, except as expressly set forth herein. Such payment is referred to herein as the "Deposit". The Deposit shall be applied to the Purchase Price at Closing.

                  (b) The balance of the Purchase Price, subject to adjustment as set forth in Section 2.2, shall be paid in cash or cash equivalent on the Closing Date.

         2.2 The Purchase Price stated herein has been determined by applying a capitalization rate of Seven and 99/00 percent (7.99%) to the projected net operating income ("NOI") generated by the project for the year 2004. The Purchase Price shall be adjusted to reflect NOI for 2004 after audit conducted pursuant to Section 10.1(h) hereof. For purposes hereof, NOI shall be defined as income remaining after deduction from gross rental income (including base rent, pass through/reimbursed expenses, rental improvements, and amortization) all fixed and variable operating expenses including a $.10/per square foot reserve, excluding depreciation, interest charges, capital expenditures and amortization of underlying debt.

         2.3 The Deposit shall be placed in an interest-bearing escrow account. All interest accruing on the Deposit shall be credited against the Purchase Price payable at the closing of title pursuant to Section 7 (the "Closing"). If the Closing does not take place, the interest accrued on the Deposit shall be paid to the party entitled to receive the Deposit pursuant to the terms of this Agreement. The Title Company shall serve as custodian of all documents to be delivered into escrow pursuant to this Agreement and to handle the recordation of all documents to be admitted to record.

         SECTION 3.        ADJUSTMENTS AND APPORTIONMENTS

         3.1 The following are to be apportioned or adjusted as of the date of Closing (the "Closing Date"):

                  (a) Any charges, which are not paid directly by the TENANT including but not limited to, real estate taxes, water and sewer charges, electricity, fuel and other utility charges shall be apportioned as of the Closing Date in accordance with local custom for transactions of this type.

                  (b) Any escrow fees charged by the Title Company for acting as the escrow agent hereunder and all real estate transfer taxes shall be shared equally by the parties.

                  (c) Rental payments made to Seller before Closing, shall be apportioned as of the Closing Date. Rental deposits, if any, shall be paid to Buyer.

                  (d) The following closing costs shall be paid by Buyer:

                           i. Documentary stamps, if any, on Buyer's mortgages
                  and notes.

                           ii. Transfer tax, intangible taxes and transfer fees
                  shall be divided between the parties.

                           iii. Recording costs on the deed, Buyer's mortgage
                  and financing statements.

                           iv. Costs described in Section 3.1(b) above.

                           v. The cost of the Owner's and Lender's title
                  insurance commitment and policy.

                           vi. Survey and survey update, if any.

                           vii. Buyer's loan costs.

                           viii. All expenses of due diligence and all fees and
                  expenses related to Buyer's financing.

                           ix. All other expenses incurred by Buyer including
                  without limitation, all legal fees and expenses of Buyer's counsel.

                  (e) The following closing costs shall be paid by Seller:

                           i. All costs associated with curative or remedial
                  title work and the recording of any corrective title instruments and releases.

                           ii. Costs as described in Section 3.1 (b) above.

                           iii. Transfer tax, intangible taxes, and transfer
                  fees shall be divided between the parties.

                           iv. All other expenses incurred by Seller, including
                  without limitation all fees and expenses of Seller's counsel.

         3.2 The terms and provisions of this Section 3 shall survive the Closing Date.

         SECTION 4.        TITLE

         4.1 Seller shall convey good and indefeasible fee simple title to the Property to Buyer by special warranty deed subject only to the herein defined Permitted Exceptions.

         4.2 Within ten (10) days after the Effective Date Seller shall provide a commitment for title insurance under an owner's Extended Coverage Policy of title insurance (ALTA Form) issued by the Title Company (the "Commitment"). Such Commitment shall commit to insure that provided all premiums are paid, all Schedule B, Section 1 requirements are met, the special warranty deed is recorded and any other requirements under the Agreement are satisfied, fee simple title will vest in Buyer at Closing subject to standard ALTA title policy printed exceptions (and including Schedule B, Section 2, Exceptions) (the "Permitted Exceptions"). The cost of such title insurance policy shall be the minimum promulgated rate allowed by applicable state law, or if there is not a minimum promulgated rate, at a negotiated rate which is competitive in the local market.

         4.3 Buyer shall have twenty (20) days after receipt of the Commitment to notify Seller, in writing, of any matter identified in the Commitment or otherwise known to Buyer which would render the title conveyed to Buyer other than good, clear, record and marketable or which would adversely affect or interfere with Buyer's contemplated use, leasing, sub-leasing, financing, resale, or other transfer of the Property ("Defect of Title"). Failure by Buyer to give such notice within the prescribed time period shall be deemed a waiver of any Defect of Title disclosed by the commitment or otherwise known to Buyer which existed on the Effective Date and such Defect of Title shall be deemed a Permitted Exception.

                  For purposes of this Agreement, Permitted Exceptions shall also mean (a) ad valorem taxes and assessments not yet due and payable; (b) applicable zoning, and building laws and ordinances; (c) vehicular or pedestrian easements of record as of the date of this Agreement affecting the Property and being contiguous with the front side or rear boundary lines of the Property; (d) water, sewer, gas, electric, cable television and telephone lines or easements therefore of record as of the date of the Agreement; (e) prior grants, reservations or leases of coal, oil, gas or other minerals as shown by instruments and documents of record as of the date of this Agreement; and (f) the Lease.

                  Buyer shall notify Seller of any Defect of Title which does not exist at the Effective Date but which arises prior to Closing ("Subsequent Defect"). Such notice shall be in writing and shall be given on or prior to the Closing Date.

                  Any notice from Buyer to Seller identifying one or more Subsequent Defect(s) of Title shall be referred to herein as a "Title Objection Notice".

         4.4 Upon receipt of a Title Objection Notice, Seller shall use reasonable good faith efforts to cure any such Subsequent Defect(s) . Seller shall have the right to delay the Closing for up to thirty (30) days ("30 Day Delay Period") to permit such remedy or cure (such period as provided herein to Seller to cure any such Subsequent Defect(s) of Title is referred to herein as the "Title Cure Period"). As part of such cure, Seller shall remove any consensual liens securing the payment of money. If Seller remedies or cures such Subsequent Defect(s) prior to the Closing Date as defined in Section 7, closing shall proceed as scheduled. If Seller remedies or cures such Subsequent Defects within the 30 Day Delay Period described herein, Seller shall notify Buyer of such remedy or cure and if Buyer deems such remedy or cure to be satisfactory, Seller shall have the right to set the Closing Date by giving Buyer written notice thereof; provided that such Closing Date shall be no sooner than ten (10) days after such notice and shall not occur after the 30 Day Delay Period without the written consent of the Buyer. If the Subsequent Defect(s) set forth in the Title Objection Notice are not corrected or remedied within the Title Cure Period, then Buyer shall elect, by written notice to Seller within five (5) days after the end of the Title Cure Period either (i) to accept title to the Property subject to the uncured Defect(s) of Title without reduction of the Purchase Price (other than Seller's obligation to pay off any consensual liens securing the payment of money) and without any right to damages and without any other liability on the part of Seller, or (ii) to terminate this Agreement, whereupon all obligations of the parties hereunder shall cease and neither party shall have any claim against the other by reason of this Agreement, except with respect to any provision hereof that expressly survives the termination of this Agreement. If Seller does not remedy or cure such Subsequent Defect(s) within the Title Cure Period, and if Buyer elects to proceed with the Closing, the Closing Date shall be the tenth (10th) calendar day after the end of the Title Cure Period but not later than the last day of the 30 Day Delay Period without Buyer's written consent.

         4.5 If, on the Closing Date, there are any liens or encumbrances securing the payment of a fixed liquidated amount of money, that Seller is obligated to pay or discharge in order to convey good, clear, record and marketable title to the Property to Buyer, Seller may elect to use any portion of the Purchase Price to satisfy the same, provided Seller shall authorize the Title Company to retain a sufficient portion of the Purchase Price to ensure the payment in full of such liens and encumbrances and the obtaining and the recording of such satisfactions and releases. Buyer shall be entitled to verify the sufficiency of any amounts retained to satisfy or discharge of the obligation to which they are assigned. Assuming due verification of the sufficiency of the amounts retained to satisfy or discharge the obligation to which they are assigned, the existence of any such liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing and the Title Company is willing to insure the Property without exception for such lien or encumbrance.

         SECTION 5.        DELIVERY OF SELLER'S DOCUMENTS

         5.1 Within ten (10) days after the Effective Date, Seller shall deliver to Buyer, to the extent Seller has not already done so, all operating and financial documents, records, reports, audits, agreements, contracts for services, title insurance commitments, title insurance policies, leases (a copy of the fully executed Lease, any lease memorandum, and all lease amendments, if any), construction and development documents, appraisals, construction appraisals, warranties, surveys, tests, reports, environmental reports, studies, notices, advisories, permits, certificates of occupancy, and anything else in its possession material to the status or conditions of the Property ("Inspection Materials")

         5.2 Owner shall deliver an ALTA/ACSM Land Survey of the Property to Buyer not later than ten (10) days prior to the conclusion of the Inspection Period and certified not later than ninety (90) days prior to Closing. The cost of such survey or recertification costs of an existing survey shall be paid by Buyer.

         5.3 Buyer agrees that any and all information delivered by Seller or its agents and representatives with respect to the Property shall be held by Buyer in confidence and not released or shared with anyone except such employees, lenders and professional advisors as are reasonably necessary to allow Buyer to evaluate the Property. If for any reason this transaction does not close, any such information and any copies that have been made by Buyer shall be promptly returned to Seller. The provisions of this Section 5.3 shall survive the termination of this Agreement.

         SECTION 6.        INSPECTION PERIOD.

         6.1 Unless extended by written agreement of Seller and Buyer, Buyer shall have until February 9, 2004, unless such date is extended as herein provided, to conduct an inspection of the Property. Such period shall hereinafter be referred to as the "Inspection Period". During the Inspection Period during normal business hours and after 48 hours notice to Seller or its designated agents, and whatever advanced notice as required under the Lease, Buyer, or its engineers, architects, building consultants, environmental investigators, or other representatives, at Buyer's sole cost and expense, may, subject to Tenant's rights under the Lease, inspect and test the Property for the purpose of satisfying Buyer in its sole and absolute discretion, that the Property and the Leases thereon is acceptable and satisfactory to Buyer and Tenant, that the Property is suitable for Buyer's purposes and that the Property meets or exceeds all underwriting, legal and regulatory standards and requirements of Buyer. Such tests (i) shall be noninvasive, (ii) shall be conducted subject to the rights of tenant, (iii) insurance acceptable to Seller shall be carried by Buyer and its agents, (iv) shall be conducted during normal business hours, (v) shall be conducted subject to indemnity of Seller by Buyer acceptable to Seller, and (vi) shall be subject to delivery of copies of all tests conducted during the inspection period to Seller. Buyer shall comply with all laws, rules and regulations of any governmental authority and obtain all licenses and permits required in connection with such activities. Buyer agrees to indemnify and hold Seller harmless from and against any property damage or personal injury or claim or lien against the Property resulting from any such access or inspection by Buyer or its representatives. Such indemnification shall survive the Closing or earlier termination of this Agreement. Buyer shall also have the right during such Inspection Period to examine and review environmental conditions of the Property, zoning and land use regulations, governmental entitlements, governmental approvals and any restrictions, agreements, obligations and liabilities affecting the Property. If Seller fails to provide any of the documentation in its possession identified in Section 5 hereof on or before the end of the prescribed ten (10) -day period, the Inspection Period will be extended one (1) day for each day or partial day delay in the delivery of such documentation.

         6.2 Buyer shall have the right to extend the Inspection Period for an additional period of fifteen (15) days (the "Extended Inspection Period") by giving written notice to Seller of its intent to extend within the Inspection Period. If the Seller extends the Inspection Period, the Deposit shall be non refundable in the event Buyer terminates this Agreement based on matters discovered during the Inspection Period. Nothing contained in this Section 6.2 shall be deemed to make the Deposit non refundable if this Agreement is terminated due to the inability of Seller to convey good, clear, unencumbered and marketable title to the Property to Buyer, the material inaccuracy of any warranties or representations made by Seller herein or for any other breach of this Agreement by Seller.

         6.3 Buyer shall have the right to terminate this Agreement at any time during the initial Inspection Period or the Extended Inspection Period in its sole and absolute discretion for any reason or no reason by giving written notice to Seller on or before the last day of the Inspection Period as extended. If Buyer timely gives notice of termination under this Section, all obligations of the parties hereunder shall cease and neither party shall have any claim against the other by reason of this Agreement, except with respect to any provision hereof that expressly survives the termination of this Agreement. Except as provided in Section 6.2, upon restoration of the Property as provided in Section 6.1, the Deposit shall be returned to the Buyer. If Buyer fails to give such written notice of termination on or before the last day of the Inspection Period as extended, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section.

         6.4 If Buyer terminates this Agreement in accordance with Section 6.3 above, Buyer shall return to Seller all documents provided to Buyer by Seller, and any copies thereof made by Buyer and shall provide Seller with copies of all reports, surveys, plans, studies and analysis prepared by or for Buyer with respect to the Property. Buyer agrees that any and all information obtained by it or its agents and representatives with respect to the Property, including without limitation all reports, surveys, plans, studies and analysis prepared by or for Buyer with respect to the Property, shall be held by Buyer in confidence and not released or shared with anyone other than Seller, except for such employees, lenders and professional advisors as are reasonably necessary to allow Buyer to evaluate the Property. The provisions of this Section 6.4 shall survive the termination of this Agreement. If Buyer waives its right to terminate as provided above, Buyer shall be deemed to have accepted the Property in an "as is" condition, without any representations or warranties, except as specifically provided herein, and without abatement or reduction of the Purchase Price.

         SECTION 7.        CLOSING AND ESCROW.

         7.1 Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company. This Agreement shall serve as the instructions to the Title Company as the escrow holder for






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
consummation of the purchase and sale contemplated hereby. Seller shall promptly notify the Title Company and Buyer in writing as to the Effective Date and the date that the Inspection Period ends, which dates shall be controlling unless Buyer objects in writing within three (3) days after receipt of such notice or unless the parties otherwise agree. Seller and Buyer agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the escrow holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

         7.2 The consummation of the transactions contemplated hereby shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the office of the Title Company, on a date which date is not later than twenty (20) days after the end of the Inspection Period subject to satisfaction of conditions precedent set forth herein, or on such other date as may be agreed by the Parties in writing It is anticipated that Closing will occur during the month of March, 2004.

         7.3 At least one (1) business day prior to the Closing Date, Seller shall deliver the following into escrow with the Title Company (all in form reasonably acceptable to the Title Company and Buyer's counsel):

                  (a) A duly executed and acknowledged Special Warranty Deed (herein referred to as the "Deed") in recordable form conveying the Property to Buyer as grantee therein, subject only to Permitted Exceptions.

                  (b) A duly executed bill of sale ("Bill of Sale") transferring all of Seller's right, title and interest in and to the fixtures and personal property described in Section 1.3.

                  (c) A duly executed assignment of the Lease between Seller and Tenant and the written consent of Tenant thereto (if required By the Lease).

                  (d) An affidavit dated as of the date of Closing, duly executed, certifying that Seller is not a foreign person within the meaning of the Internal Revenue Code and its regulations.

                  (e) Such customary affidavits or certificates, duly executed, as shall be reasonably required by the Title Company for the purpose of issuing an Owner's and Lender's title insurance policy without exception for parties other than Tenant in possession or mechanics and materialmen's or construction liens claiming by, through or under any contract, agreement or understanding with Seller or any entity affiliated with Seller.

                  (f) A certificate, duly executed, updating the representations and warranties of Seller set forth in this Agreement through Closing, which certificate shall state that there has been no material change in such representations and warranties, or if so, what changes have taken place.

                  (g) A duly executed Closing Statement setting forth the Purchase Price and the various adjustments and prorations set forth herein, identical to the Closing Statement signed by Buyer pursuant to
         Section 7.4.

                  (h) Such resolutions, authorizations, bylaws or other documents relating to Buyer as shall be reasonably requested to evidence the authority of Seller to enter into and consummate the transaction contemplated by this Agreement.

                  (i) A duly executed 1099-S Designation Form.

                  (j) Such other documents as are reasonably necessary to consummate this Agreement including, without limitation, such events as may be required by Lease with the Tenant.

Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

         7.4 Buyer shall deliver the following into escrow with the Title Company, at least one (1) business day prior to the Closing Date, unless otherwise specified:

                  (a) The balance of the Purchase Price as required by Section 2.1(b), which will be wired to the Title Company no later than 11:00 a.m. on the Closing Date.

                  (b) A duly executed certificate updating the representations and warranties of Buyer set forth in this Agreement through such Closing Date, which certificate shall state that there has been no material change in said representations and warranties, or if so, what changes have taken place.

                  (c) A certificate from the Michigan Secretary of State dated no more than sixty (60) days prior to the Closing, confirming that Buyer is duly formed and in good standing under the laws of such state.

                  (d) Such resolutions, authorizations, bylaws or other documents relating to Buyer as shall be reasonably requested to evidence the authority of Buyer to enter into and consummate the transactions contemplated by this Agreement.

                  (e) A duly executed Closing Statement setting forth the Purchase Price and the various adjustments and prorations set forth herein, identical to the Closing Statement signed by Seller pursuant to
         Section 7.3.

                  (f) Such other documents as are reasonably necessary to consummate this Agreement.

Seller may waive compliance on Buyer's part under any of the foregoing items by an instrument in writing.

         7.5 Upon receipt of all the funds and documents described in Sections
7.3 and 7.4, above, the Title Company shall, in accordance with escrow instructions reasonably agreed upon by Seller and Buyer, (a) record the Deed and deliver the documents delivered into escrow by Seller to Buyer, and (b) disburse the Purchase Price, as adjusted, in accordance with the closing statement and in accordance with wiring instructions provided by Seller (provided that if Seller assigns this Agreement to a qualified intermediary in accordance with the provisions of Section 16.5, funds due Seller on account of the Purchase Price shall instead be delivered to such qualified intermediary), and deliver the documents from escrow to the party entitled to receive the same.

         SECTION 8.        REPRESENTATIONS AND WARRANTIES

         8.1 Seller hereby represents and warrants to Buyer, and acknowledges that Buyer is relying on each of the following statements in entering into this Agreement, as follows:

                  (a) Seller is a limited partnership duly formed, validly existing and in good standing under the laws of Pennsylvania and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and the persons executing this Agreement on behalf of Seller are duly authorized to execute, on behalf of Seller, this Agreement, the Deed, Bill of Sale, assignments and other instruments or documents reasonably necessary to effect the transactions contemplated by this Agreement.

                  (b) Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to execute this Agreement, the Deed, Bill of Sale, assignments and other instruments or documents reasonably necessary to effect the transactions contemplated by this Agreement.

                  (c) This Agreement and all documents executed and delivered by Seller are or at the time of Closing will be duly authorized, executed, and delivered by Seller and will constitute the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms. Such documents do not violate any provisions of any agreement, instrument or judicial order to which Seller is a party or by which Seller or the Property is bound including without limitation, the lease with the United States General Services Administration.

                  (d) There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws filed by Seller or pending against Seller or Seller's interest in the Property.

                  (e) Seller has no knowledge of any litigation or enforcement or regulatory action or proceeding against or relating to the Property.

                  (f) Seller has no actual knowledge of any taking, condemnation or special assessment, actual or proposed, with respect to any part of the Property.

                  (g) Seller is not a party to any service contracts relating to the Property except as delivered by Seller to Buyer during the first ten (10) days of the Inspection Period.

                  (h) To the best of Seller's knowledge no hazardous substance or hazardous waste (as hereinafter defined),, asbestos or petroleum product has been released by Seller or to the best of Seller's knowledge by any of Seller's tenants into the environment, discharged, placed or disposed of at, near or on the Property. The Property has not been used at any time by Seller or to the best of Seller's knowledge, Seller's Tenant as a landfill or waste disposal site. To the best of Seller's knowledge, no claims, litigation, or administrative proceedings are pending or threatened related to any hazardous substance or hazardous waste asbestos or petroleum product relating in any way to the Property. The Parties acknowledge that the Property is subject to the terms and conditions of that certain Consent Order and Agreement between Urban Redevelopment Authority of Pittsburgh and the Commonwealth of Pennsylvania Department of Environmental Protection ("DEP") dated April 16, 1998 ("Consent Order") which Consent Order is recorded in the Recorders office of Allegheny County, Pennsylvania and Deed Book Volume 10891 Page 480. Seller has complied with all terms of the Consent Order as the same may apply to the Property. Seller has obtained the necessary "Act 2 Clearance Certificate" from DEP following completion of the Seller's development of the Property. The Parties hereto agree to include in the Special Warranty Deed and elsewhere, as may be necessary, all appropriate language pertaining to the environmental status of the Property as may be required by the Consent Order. The terms "hazardous substance" and "hazardous waste", as used herein shall have the definitions set forth in the Resource Conservation Recovery Act, as amended, 42 U.S.C. 6901, et. seq., or the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et. seq. These representations and warranties shall survive Closing.

                  (i) The Building constructed on the Property has been constructed in accordance with the plans and specifications delivered to Buyer during the Inspection Period subject only to duly approved change orders. The Building was constructed in a good and workmanlike manner consistent with accepted construction practices in Pennsylvania for buildings of this type and use.

                  (j) The Building is fully compliant with all applicable building codes, zoning ordinances, covenants and use restrictions.

         8.2 Buyer hereby represents, warrants and covenants to Seller, and acknowledges that Seller is relying on each of the following statements in entering into this Agreement, as follows:

                  (a) Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Michigan and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and the persons executing this Agreement on behalf of Buyer are duly authorized to execute, on behalf of Buyer, this Agreement, the assignments and other instruments or documents reasonably necessary to effect the transactions contemplated by this Agreement.

                  (b) This Agreement and all documents executed and delivered by Buyer are or at the time of Closing will be duly authorized, executed, and delivered by Buyer and will constitute the legal, valid, and binding obligations of Buyer, enforceable in accordance with their terms. Such documents do not violate any provisions of any agreement, instrument or judicial order to which Buyer is a party or by which Buyer is bound.

         8.3 If either party discovers prior to or at the Closing that any representation or warranty of the other party was materially untrue or incorrect when made, the discovering party shall, as its sole remedy, elect to either waive any such misrepresentation and proceed with the Closing or to terminate this Agreement. The foregoing notwithstanding, if it is determined that any representation or warranty of a party was materially untrue or incorrect when made, the party making such representation shall take reasonable steps to correct such representation or warranty or to otherwise make such representation or warranty true.

         8.4 Except as otherwise herein provided, the representations and warranties contained in this Section and elsewhere in this Agreement, refer to the date of execution of this Agreement, or with respect to any date-down certificate delivered by the parties pursuant to Sections 7.3 or 7.4, the date of such certificates. Seller will notify Buyer, promptly after acquiring knowledge thereof, of any change in facts which arise prior to the conclusion of the Closing which would make any such representation or warranty materially untrue if such state of facts had existed on the date of execution of this Agreement. Seller shall not be in default under this Section or be deemed to have breached any representation or warranty hereunder unless such representation or warranty were incorrect or untrue in a material respect when made or when restated pursuant to the date-down certificates referenced in Sections 7.3 and 7.4 hereof.

         SECTION 9.        COVENANTS OF SELLER.

         9.1 Between the date hereof the Closing Date or the date of Buyer's earlier termination of this agreement, as the case may be, Seller shall not sell, transfer or convey, mortgage or otherwise encumber the Property, or any part thereof, which would adversely affect Seller's ability to perform under this Agreement, without the written consent of the Buyer.

         9.2 Seller shall not, without the prior written consent of Buyer, enter into any contract with respect to the Property that will survive the Closing or will otherwise affect the use, operation, enjoyment or development of the Property after the Closing.

         9.3 Seller shall notify Buyer, promptly after acquiring knowledge thereof, of any event or circumstances that would make any representation or warranty of Seller to Buyer under this Agreement to be materially untrue.

         9.4 Seller shall use its best efforts to assure that as of Closing, the Property is acceptable to and fully occupied by tenant. Seller shall maintain the Property in the same condition as it exists on the Effective Date, reasonable wear and tear excepted.

         9.5 Seller shall keep, or cause to be kept, fire, casualty and extended insurance covering the Property, in an amount of not less than the Purchase Price, through the Closing Date.

         SECTION 10.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS TO CLOSE.

         10.1 Buyer's obligations hereunder, including the obligation to purchase and pay for the Property, are subject to the satisfaction of the following conditions, any of which may be waived by Buyer, in writing signed by
Buyer:

                  (a) The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date;

                  (b) Seller having performed in all material respects all covenants and obligations required by this Agreement to be performed by Seller on or prior to the Closing Date;

                  (c) Buyer receiving, at Closing, an ALTA Seller's Extended Coverage Policy of Title Insurance insuring good, clear, record, marketable and fee simple title to the Property subject only to the Permitted Exceptions;

                  (d) Seller delivering possession of the Property free and clear of all tenants, other than the United States General Services Administration/Federal Bureau of Investigations; and

                  (e) Between the expiration of the Inspection Period and the Closing Date, there shall have occurred no material adverse change in the environmental conditions of the Property or to the physical condition of the Property, reasonable wear and tear excepted; provided, however, that the parties acknowledge and agree that certain adverse changes to the physical condition of the Property will be governed by
         Section 12 below and with respect to those changes, Section 12 will determine whether or not they are grounds for termination of this Agreement.

                  (f) The Property shall be subject to the Lease with the Tenant with a term ending not earlier than September 30, 2016 and with no right of early termination claim, which Lease shall be in effect with rents and other charges being paid by Tenant without reservation.

                  (g) Approval of the acquisition by the Board of Directors of Buyer, such approval and notice thereof to be forthcoming in written form prior to the end of the Initial Inspection Period. Should the Board of Directors of Buyer not approve the acquisition prior to the end of the Initial Inspection Period, Buyer shall have the right to terminate without penalty or liability to Seller and the Deposit together with interest accrued thereon, if any, shall be returned to Buyer. If Buyer fails to terminate the Agreement prior to conclusion of the Initial Inspection Period, Buyer shall be deemed that it has obtained the requisite approval.

                  (h) Delivery to Buyer of the following documents and records that are reasonably required and necessary for Buyer to meet its disclosure obligations as a public company (i) a Letter of Representation and (ii) financial information on the Property for as long as owned or operated by Seller sufficient for Buyer's auditors, at its expense, to be able to prepare AICPA standard audited financial statements, provided that Buyer shall promptly notify the Seller in writing prior to the expiration of the Initial Inspection Period of any shortcoming in said reasonably required materials and provided further that the Seller shall not be required to produce any materials that do not already exist; should the financial records prove to be not auditable under the reasonable application of AICPA Standards and Seller fails to furnish the appropriate material, Buyer shall have the right during the Initial Inspection Period to terminate the Agreement without penalty or liability and the Deposit, together with interest accrued thereon, if any, shall be returned to Buyer.

                  (i) Owner shall deliver to Buyer at Closing an estoppel certificate, or lease status letter and subordination agreement from Tenant in a form consistent with the Tenant's obligations under the Lease to provide such documents.

                  (j) The Building shall be occupied by Tenant under a valid certificate of occupancy and fully compliant with the requirements of the Lease.

                  (k) The Property shall be acceptable to and fully occupied by

         Tenant at the date of Closing.

         10.2 If any of the conditions set forth in Section 10.1 above are not satisfied, Buyer, by written notice delivered to Seller on or before the Closing may elect to (a) waive such condition and proceed with the Closing, or (b) terminate this Agreement and have the Deposit, together with accrued interest, if any, returned to it.

         10.3 The parties acknowledge that in addition to the matters set forth in Section 10.1, under certain circumstances, Defect of Title that are not Permitted Exceptions and which are timely objected to as provided in Section 4 above, may become conditions to Buyer's obligations hereunder, subject to and in accordance with Section 4.


         SECTION 11. SPECIAL CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO
CLOSE.

         11.1 Notwithstanding any other section of this Agreement to the contrary, Buyer's obligation to close is expressly conditioned on completion of a secondary offering by Government Properties Trust, Inc. ("GPTI"), successor in interest to Buyer. GPTI has complied with all applicable U.S. securities laws, rules and regulation such that it may lawfully conduct a public offering of 11.5 million shares of its common stock. Buyer filed an appropriate and complete Form S-11 Registration Statement with the Securities and Exchange Commission ("SEC") on October 8, 2003, on behalf of GPTI. Buyer shall, in good faith and with reasonable diligence, use all commercially reasonable efforts to comply with and to cause GPTI to comply with all applicable U.S. securities laws, rules and regulations such that GPTI may lawfully conduct such offering as soon as possible. For purposes hereof, the secondary offering date shall be the date that the following conditions are satisfied: the registration statement is declared effective by the SEC and all conditions of the underwriting agreement are deemed satisfied by the underwriter ("Secondary Offering Date"). Closing shall occur ten (10) days following the Secondary Offering Date.

         11.2 If, for any reason, the Secondary Offering does not proceed or if the Secondary Offering Date has not been established by February 9, 2004, Buyer may, by written notice to Seller, terminate this Agreement. Then, in such event, the deposit shall be returned to Buyer and neither party shall have any further liability or obligation to the other pursuant hereto.

         SECTION 12.       CASUALTY AND CONDEMNATION.

         12.1 If, prior to the Closing Date, all or a "Material Portion of the Property" (as such term is defined below) is taken by public authority, then Seller shall promptly notify Buyer and Buyer shall have the option, exercisable by notice given to Seller within thirty (30) days after notice of such taking, but in any event prior to the Closing, either to proceed with the Closing "as is," without a reduction of the Purchase Price, and otherwise pursuant to the terms hereof, or to terminate this Agreement, in which event the Deposit shall be returned to Buyer.

         12.2 If, prior to the Closing Date, all or a Material Portion of the Property is damaged or destroyed by fire or other casualty, other than by the fault or negligence of Buyer, or Buyer's employees, agents, invitees or anyone claiming right to possession under or through Buyer, then Seller shall promptly notify Buyer and Seller shall have, at its option, a period of not more than one hundred twenty (120) days after receipt of such notice within which to repair any such destruction or damage, subject to reasonable extension due to delays caused by weather, labor strikes, unavailability of materials or other causes beyond the control of Seller (such period being referred to herein as the "Restoration Period"). If Seller elects to repair any such damage or destruction, the Closing shall be extended to the date that is five (5) days after the expiration of such Restoration Period; provided, however, that if such destruction or damage is repaired before the end of such Restoration Period, Seller shall have the right to close earlier by giving Buyer written notice setting a Closing Date not sooner than five (5) days after such notice. If such destruction or damage is not substantially corrected or remedied within such Restoration Period, or if Seller elects not to repair such destruction or damage, then Buyer may elect, by written notice to Seller on or before the earlier of (i) the Closing Date, as the same may be extended by Seller hereunder or (ii) five days after receipt of notice from Seller electing not to repair such destruction or damage, to terminate this Agreement, in which event the Deposit shall be returned to Buyer and neither party shall have any further obligations to the other hereunder, except with respect to any provision hereof that expressly survives the termination of this Agreement. Anything to the contrary herein notwithstanding, Buyer shall have no right to terminate this Agreement if (a) such damage was due to the fault or negligence of Buyer, or Buyer's employees, agents, invitees or anyone claiming right to possession under or through Buyer or (b) such damage is substantially restored prior to receipt by Seller of Buyer's notice to terminate. If Buyer does not timely elect to terminate this Agreement as provided above, Buyer shall be deemed to have waived any right to terminate this Agreement as a result of such destruction or damage and Buyer shall accept title to the Property subject to such destruction or damage but without reduction of the Purchase Price and without any right to damages and without any other liability on the part of Seller, subject to the provisions of Section 12.3 below.

         12.3 If this Agreement is not terminated as provided above, then Seller on the Closing Date shall assign to Buyer (without recourse) the right to recover insurance proceeds (together with the amount of any deductible which shall be paid to Buyer by Seller) or condemnation awards, if any, payable by virtue of such casualty or taking; provided, however that such assignment shall reserve to Seller the right to recover from such proceeds or award any expenses incurred in obtaining such proceeds or award and reimbursement for any funds of Seller expended in restoring the Property prior to the Closing Date.

         12.4 If, prior to the Closing Date, any portion of the Property is damaged or destroyed by fire or other casualty (and such damage or destruction has not been completely restored by Seller), or is taken by public authority, and such portion is not a Material Portion of the Property, then both Seller and Buyer shall proceed with the Closing and the Property and the personal property will be conveyed "as is," without an abatement of the Purchase Price and pursuant to the terms hereof, but the actual amount of insurance proceeds or condemnation award, as the case may be, which are collected by the Seller shall be paid over to Buyer, minus any expenses incurred in obtaining such proceeds or award and minus any proceeds or award used by Seller to restore the Property. If uncollected prior to the Closing Date, the right to receive such proceeds or award, as the case may be, shall be assigned to Buyer (without recourse), such assignment reserving to Seller the right to recover from such proceeds or award any expenses incurred in obtaining such proceeds or award and reimbursement for any funds of Seller expended in restoring the Property prior to the Closing Date. If Seller has completely restored the Property, Seller shall be entitled to the entire insurance proceeds.

         12.5 For the purposes of this Section, "Material Portion of the Property" is defined as damage to or a taking of the Property with respect to which (i) fifteen (15%) or more of the Property are damaged or taken by the condemning authority, or (ii) access to the Property is permanently lost or materially modified to the detriment of the Property as a result thereof.

         12.6 The parties shall promptly notify each other in writing after acquiring knowledge thereof, of any taking, destruction or damage to the Property to which this Section applies. The provisions of this Section shall survive the Closing hereunder.

         SECTION 13.       DEFAULT AND REMEDIES.

         13.1 If at or prior to Closing, Buyer shall default in the performance of Buyer's obligations under this Agreement, including without limitation the obligation to pay the Purchase Price for the Property in accordance with the provisions of Section 2.1 or 2.2 hereof, Seller shall be entitled to receive the Deposit together with all interest accrued hereto and Buyer hereby authorizes the Title Company to pay such Deposit to Seller together with all interest accrued thereon in such event. Seller shall receive the Deposit in consideration of Seller's covenants and agreements herein and as liquidated damages for Buyer's default. Such liquidated damages shall be Seller's sole remedy and thereafter neither party shall have any rights or liabilities against or to the other, except as to any provision that expressly survives Closing or the termination of this Agreement. The parties acknowledge if Buyer defaults, it is impossible to compute exactly the damages that would accrue to Seller. Taking these facts into account, the parties have agreed that the amount of the Deposit together with all interest accrued thereon is a reasonable estimate by them of the amount of such damages and fair consideration for Seller's covenants and agreements set forth herein.

         13.2 If at or prior to Closing, Seller shall default in the performance of Seller's obligations under this Agreement, Buyer, as its sole remedy, may either (a) terminate this Agreement for such default and have the Deposit returned to it together with all interest accrued thereon, (b) seek specific performance of this Agreement, or (c) pursue any other remedies available at law or in equity.

         SECTION 14.       NOTICES

         14.1 All notices required to be given under this Agreement shall be deemed given upon the earlier of actual receipt or two (2) days after (i) being mailed by certified mail, return receipt requested, (ii) delivery to a nationally recognized overnight delivery service, or (iii) electronic facsimile transfer addressed as follows:

          (a)     If intended for Buyer, at

                           Gen-Net Lease Income Trust, Inc.
                           24081 West River Road, 1st Floor
                           Grosse Ile, MI 48138
                           Attention: Gregg Barton
                           Phone Number: (734) 362-0175
                           Fax Number: (734) 671-7883


                  With a copy to:
                           Warren R. Whitted, Jr.
                           Lieben, Whitted, Houghton,
                             Slowiaczek & Cavanagh, L.L.O.

                           100 Scoular Building
                           2027 Dodge Street
                           Omaha, NE  68102
                           Phone Number:  (402) 344-4000
                           Fax Number (402) 344-4006
                           wwhitted@liebenlaw.com
                           ----------------------


(b)      If intended for Seller, at


                           Southside Development Company/Southside I, L.P.
                           Attn:  Steve Guy
                           One Oxford Centre, Suite 4500
                           Pittsburgh, PA  15219
                           Phone:  (412) 261-1500
                           Fax:  (412) 642-7543
                           sguy@oxford-pgh.com

                  With a copy to:

                           Richard I. Miller
                           Oxford Development Company
                           301 Grant Street
                           Pittsburgh, PA  15219
                           Phone:  (412) 261-1500
                           Fax: (412) 642-7543
                           rmiller@oxford-pgh.com
                           ----------------------

         14.2 Anything contained in this Section to the contrary notwithstanding, all notices pursuant to the Agreement from Seller to Buyer, or from Buyer to Seller will be effective if executed by and sent by their respective attorneys (including facsimile transfer during normal business hours of the recipient). Buyer and Seller, and their respective counsel, all hereby agree that if notice is given hereunder by counsel, such counsel may communicate directly in writing with all principals, as required to comply with the foregoing notice provisions.

         SECTION 15.       SURVIVAL AND WAIVER.

         15.1 The acceptance by the Buyer of the Deed on the Closing Date shall be deemed full performance and discharge of each and every agreement and obligation on the part of Seller hereunder to be performed, and any and all agreements, representations and warranties of Seller contained in this

Agreement shall not survive the Closing Date, except to the extent expressly provided in this Agreement. The Property are being sold and will be conveyed "as is", "where is", without any representation or warranties as to habitability, merchantability, fitness, condition or otherwise, and at the Closing, Seller shall be released from all liability pertaining to the Property, except as expressly set forth herein. Neither party is relying upon any statements or representations not embodied in this Agreement.

         15.2 It is understood and agreed that (i) all contemporaneous or prior representations, statements, understandings and agreements, oral or written, between the parties are merged in this Agreement, which alone fully and completely expresses the agreement of the parties, and (ii) that this Agreement is entered into after full investigation, neither party relying on any statement or representation made by the other which is not embodied in this Agreement.

         15.3 The provisions of this Section shall survive the Closing Date.

         SECTION 16.       MISCELLANEOUS PROVISIONS.

         16.1 Seller may not sell, assign, transfer or convey the Property at anytime before Closing without the express written consent of Buyer. Buyer may sell, assign, transfer and convey this contract to Government Properties Trust, Inc. or to a single purpose entity formed by Buyer for that purpose without the consent or approval of Seller. Buyer may not otherwise sell, assign, transfer of convey the contract to any persons or entity without the express written consent of Buyer.

         16.2 This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when executed and delivered shall be of the same binding effect as an original.

         16.3 If any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision shall not affect any other provision hereof, and this Agreement shall be construed as if such provision had never been contained herein.

         16.4 In the event either party commences a lawsuit or other proceeding to enforce its rights hereunder after a breach by the other party, the prevailing party shall be entitled to reasonable attorney's fees and expenses. The provisions of this Section shall survive the Closing Date.

         16.5 This Agreement, and all the covenants, terms and provisions contained herein, shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

         16.6 Buyer agrees that Seller may assign this Agreement with respect to any or all of the Property to an escrow agent, trustee, qualified intermediary or similar party for the purpose of accomplishing a like-kind exchange within the meaning of Section 1031 of the Internal Revenue Code, and further agrees to reasonably cooperate with the Seller to allow Seller to accomplish such like-kind exchange, provided that Buyer shall not be obligated to incur any expenses or liability as a result thereof. Buyer may assign this Agreement as provided in Section 1.3 hereof.

         16.7     TIME IS OF THE ESSENCE HEREOF.

         16.8 Buyer and Seller agree that no brokerage fee is due to any third party as a result of this transaction. Buyer and Seller further agree that neither will pay a brokerage commission or finder's fee to any third party under this agreement except a fee not to exceed One-Half Percent (1/2%) of the gross Purchase Price to Investment Realty Advisors ("Broker"). Broker shall certify as to the aggregate amount of fees received from all parties. Seller and Buyer further agree to defend and hold one another harmless under the agreement against all costs and claims for broker's commissions or finder's fees made by any other person other than the Broker in connection with this transaction. This agreement shall survive the Closing hereunder, or if the Closing does not occur, the termination of this Agreement.

         16.9 Neither party shall record this Agreement and breach of this covenant shall, at the option of the non-breaching party, be treated as a default hereunder.

         16.10 This Agreement is and shall constitute a contract under and is to be construed in accordance with the internal laws of the State of Pennsylvania.

         16.11 This Agreement may not be changed or terminated orally.

         16.12 The captions to sections hereof are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of its provisions.

         16.13 Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property are located, in which event the period shall run until the end of the next day which is neither a

Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 6:00 p.m. Eastern Standard Time.

         16.14 The "Effective Date" for purposes of this Agreement shall be the date that the last of the parties hereto executes this Agreement, as specified below.



                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as a sealed instrument as of the day and year first above written.

                                     SELLER:

                                     OXFORD DEVELOPMENT/SOUTHSIDE I,
                                     L.P., a  PENNSYLVANIA limited partnership
                                     By: Development Partner, Inc. General
                                     Partner


                                     By:  /s/ David M. Matter
                                        ---------------------
 /s/ Steven J. Guy
 -----------------
      Witness                        Its:   President
                                           ------------------
                                     Date:  January 14, 2004
                                            -----------------


                                     BUYER:

                                     GEN-NET LEASE INCOME TRUST, INC., a
                                     Michigan corporation



/s/ Warren R. Whitted Jr.            By:   /s/ D. Gary Marron
-------------------------                 ----------------------
         Witness                     Its:   Director - Asset Management
                                     Date:  January 19, 2004
                                            -----------------